Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. Announces Closing of
$7.5 Million Registered Direct Offering

Novato, California, December 23, 2009 – Raptor Pharmaceutical Corp. (“Raptor” or the “Company”) (NASDAQ: RPTP), today announced that on December 22, 2009, it completed its registered direct offering with institutional investors, raising an aggregate amount of approximately $7.5 million of gross proceeds (before placement agent fees and offering expenses) through the sale of 3,747,558 units.  The units consist of one share of common stock and one warrant to purchase 0.5 of a share of common stock with a term of five years, and one warrant to purchase 0.5 of a share of common stock with a term of 18 months. Both warrants have an exercise price of $2.45 per share of common stock and are not exercisable for six months. The shares of common stock and warrants were issued separately.

Christopher M. Starr, Ph.D., CEO of Raptor, said, “This U.S.-based financing is a major milestone for Raptor, as the proceeds from this offering will enable us to move all of our principal clinical programs forward, focusing on our lead compound, DR Cysteamine, for the treatment of cystinosis. We look forward to executing our pivotal Phase 3 clinical trial for cystinosis. We are pleased with the participation of institutional investors in this offering, and appreciate the continued support of our existing long-term shareholders and welcome our new shareholders, as we work to achieve our next clinical milestones and move closer to potential commercialization of this eagerly anticipated therapeutic for cystinosis patients.”

As previously disclosed, Raptor intends to use the net proceeds from the offering for general corporate purposes, including activities related to further clinical development of DR Cysteamine and for other working capital and operational purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as the exclusive placement agent for this offering.  C.K. Cooper & Company acted as a selected dealer in this transaction.

The offering was made pursuant to the Form S-3 shelf registration statement declared effective by the Securities and Exchange Commission (the “SEC”) on November 5, 2009. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from the SEC's website at http://www.sec.gov, or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) ("Raptor") is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it can have the greatest potential impact. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, non-alcoholic steatohepatitis ("NASH"), Huntington’s Disease (“HD”),  aldehyde dehydrogenase ("ALDH2") deficiency, and a non-opioid solution designed to potentially  treat chronic pain.

Raptor's preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein ("RAP") and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that the proceeds from this offering will enable us to move all of our principal clinical programs forward; that we will execute our pivotal Phase 3 clinical trial for cystinosis in 2010, if at all; that we will work to achieve our next clinical milestones and move closer to potential commercialization; and that any of Raptor’s clinical and preclinical drug candidates will result in approved therapeutics.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company’s forward looking statements from fruition include: that Raptor may be unsuccessful at raising funds to continue its development programs; Raptor may be unsuccessful in developing any products or acquiring products; that Raptor’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company’s process; that Raptor’s patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; and that Raptor’s products may not work as well as hoped or worse, that the Company’s products may harm recipients. As well, Raptor’s products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including Raptor’s current report on Form 8-K as filed with the SEC on November 17, 2009; the joint proxy statement/prospectus on Form S-4 filed with the SEC on August 19, 2009; Raptor’s annual report on Form 10-K filed with the SEC on March 27, 2009; and Raptor’s quarterly report on Form 10-Q filed with the SEC on August 11, 2009, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

For more information, please contact:

Kim R. Tsuchimoto, CFO
(415) 382-1390
ktsuchimoto@raptorpharma.com

The Ruth Group

Sara Ephraim Pellegrino (investors)
(646) 536-7002
spellegrino@theruthgroup.com

Janine McCargo (media)
(646) 536-7033
jmccargo@theruthgroup.com